Exhibit 99.1

X-Rite Board Votes to Suspend Quarterly Dividend in Support of Future
                         Growth Opportunities


    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--Jan. 8, 2007--X-Rite,
Incorporated (NASDAQ:XRIT) (SWX:XRI) announced that its Board of Directors voted to suspend the Company's quarterly Common Stock dividend of $0.025 per share, effective immediately.

    "The decision to discontinue X-Rite's dividend focused primarily on the desire to repay the debt we took on related to the Amazys acquisition and invest in continued product and market development," said John Utley, Chairman of the Board. "Although the Board does not anticipate reinstating a dividend payment in the near future, it will continue to re-evaluate the Company's dividend policy on an ongoing basis."

    Thomas J. Vacchiano, Jr., Chief Executive Officer of X-Rite continued, "As we prepare to enter 2007, we do so with an eye on accelerating the Company's future growth and profit opportunities. We are looking forward to leveraging our market leadership position and global footprint in 2007, and remain excited about the opportunities that lie ahead for our organization."

    "One of our top financial priorities is to reduce our debt levels related to the Amazys acquisition," stated Mary E. Chowning, Chief Financial Officer. "We believe that it is in the best long-term interest of shareholders to focus on debt reduction and investment in new product initiatives and market penetration as opposed to paying a small dividend."

    About X-Rite

    X-Rite, which recently acquired GretagMacbeth, is the global leader in color measurement solutions, offering hardware, software and services for the verification and communication of color data. The Company serves a range of industries, including imaging and media, industrial color and appearance, retail color matching and medical. X-Rite serves customers in more than 100 countries from its offices in Europe, Asia and the Americas. Visit www.xrite.com for more information.

    CONTACT: X-Rite, Incorporated
             Mary E. Chowning, Chief Financial Officer, 616-803-2777 mchowning@xrite.com